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                SECOND AMENDED AND RESTATED INTERCOMPANY SECURITY
                        AGREEMENT AND FINANCING STATEMENT
                                   DATED AS OF
                               FEBRUARY ___, 1996

              THIS SECOND AMENDED AND RESTATED INTERCOMPANY SECURITY AGREEMENT AND FINANCING STATEMENT, dated as of February ___, 1996 (the "Intercompany Agreement"), is made by each of the parties listed on the signature pages hereof (each a "Grantor" and collectively the "Grantors"), each a subsidiary of Jacor Communications, Inc., an Ohio corporation (the "Company"), in favor of the Company.

                              W I T N E S S E T H:

              WHEREAS, the Company is entering into that certain Credit Agreement, dated as of the date hereof, among the Company, the Banks (as defined therein), the Co-Agents (as defined therein) and Banque Paribas, as agent (the "Agent") for itself, the Co-Agents and the Banks (as modified, supplemented, amended, extended, supplanted or restated from time to time, the "Credit Agreement");

              WHEREAS, the Credit Agreement requires the Company to enter into certain Rate Hedging Agreements (as defined in the Credit Agreement) with Interest Rate Providers (as defined in the Credit Agreement);

              WHEREAS, each of the Grantors is a wholly-owned direct or indirect Subsidiary of the Company; and
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              WHEREAS, it is a condition precedent to the availability of credit under the Credit Agreement that each of the undersigned Grantors execute and deliver this Intercompany Agreement, which amends and restates that certain Amended and Restated Intercompany Security Agreement and Financing Statement dated as of March 5, 1993 among the parties hereto, securing each Grantor's payment and performance of the indebtedness of each such Grantor which indebtedness is evidenced by the Intercompany Demand Note executed by each such Grantor;

              NOW, THEREFORE, in consideration of the foregoing and of the direct and indirect benefits to be received by the Grantors and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     DEFINITIONS.

              As used in this Security Agreement:

              "Accounts" means "accounts" as defined in Section 9-106 of the UCC.

              "Chattel Paper" means "chattel paper" as defined in Section 9-105 of the UCC.

              "Collateral" means all tangible and intangible property, wherever located, whether now owned or hereafter existing, in which the Grantors (or any of them) now has or hereafter acquires any right or interest, and the Proceeds (including insurance proceeds), products, substitutions and replacements thereof and additions and accessions thereto and all cash and cash equivalents, bank accounts, special collateral accounts, and all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, including, without limita-


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tion, the following property: all Accounts, Chattel Paper, Deposit Accounts,
Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Stock Rights and Proceeds, products, substitutions, replacements, additions and accessions thereto or thereof; provided, however, that Collateral shall not include licenses and permits issued by the FCC to the extent it is unlawful to grant a security interest in any such license or permit or to the extent that the grant of any such security interest in any such license or permit would result in the forfeiture of any such license or permit or a default under any such license or permit.

              "Deposit Accounts" means "deposit accounts" as defined in Section 9-105 of the UCC.

              "Documents" means "documents" as defined in Section 9-105 of the UCC.

              "Equipment" means "equipment" as defined in Section 9-109(2) of the UCC.

              "Fixtures" means "fixtures" as defined in Section 9-313 of the UCC.

              "General Intangibles" means "general intangibles" as defined in
Section 9-106 of the UCC, including, without limitation, all contract rights, rights to receive payments of money, chooses in action, judgments, tax refunds and tax refund claims, patents, trademarks, trade names, copyrights, licenses (including, without limitation, those issued by the FCC except to the extent that it is unlawful to grant a security interest in any such license or that the grant of any such security interest therein would result in a default under any such license), franchises, leasehold interests in real or personal property, rights to receive rentals of real or personal property, and guarantee claims.


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              "Instruments" means "instruments" as defined in Section 9-105 of the UCC, including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

              "Inventory" means "inventory" as defined in Section 9-109 of the UCC, including, without limitation, all inventory, raw materials, work in process, finished goods, returned or repossessed goods, goods held for sale or lease or furnished or to be furnished under contracts of service and goods released to a Grantor or to third parties under trust receipts or similar documents.

              "Proceeds" means "proceeds" as defined in Section 9-306 of the UCC.

              "Receivables" means the Accounts, Chattel Paper, Documents, General Intangibles and Instruments.

              "Section" means a numbered section of this Intercompany Agreement, unless another document is specifically referenced.

              "Secured Obligations" means, as to each Grantor, all obligations of such Grantor under the Intercompany Demand Note executed by such Grantor, including, without limitation, all unpaid principal of, accrued and unpaid interest on, and all other amounts owing under, such Intercompany Demand Note (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. ss. 362(a), and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code, 11 U.S.C. Sections 502(b) and Sections 506(b)) and all obligations of such Grantor under each Intercompany Acquisition Demand Note executed by such Grantor, including, without limitation, all unpaid principal of, accrued and unpaid interest on, and all other amounts owing under any and


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all such Intercompany Acquisition Notes (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. Sections 362(a), and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code, 11 U.S.C. Sections 502(b) and ss. 506(b)).

              "Stock Rights" means any stock, any dividend or other distribution and any other right or property which a Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any shares of stock constituting Collateral and any stock, any right to receive stock and any right to receive earnings, in which a Grantor now has or hereafter acquires any right.

              "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois.

              The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.     GRANT OF SECURITY INTEREST.

              As collateral security for the full and complete payment and performance of the Secured Obligations when due, each Grantor hereby pledges and grants to the Company a continuing lien and security interest in the Collateral.

              Each of the Grantors further agrees that since, concurrently with its execution and delivery of this Intercompany Agreement, the Company will pledge, pursuant to certain other Collateral Documents, all of its rights hereunder (and will deliver all Collateral delivered to the Company hereunder) to the Agent, for the benefit of


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the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate
Providers, the Agent may, until the final payment in full of all of the Obligations and the termination of the Credit Agreement, exercise directly without any further consent or other action by any Person as a condition to such exercise all of the rights granted to the Company or the Agent herein. Upon the final payment in full of all of the Obligations to the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers and the termination of all Commitments, all of the rights granted to the Agent shall be exercisable by the Company.

3.     REPRESENTATIONS AND WARRANTIES.

              Each Grantor represents and warrants to the Company that:

              3.1 Existence and Standing. Such Grantor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

              3.2 Authorization, Validity and Enforceability. The execution and delivery by such Grantor of each of this Intercompany Agreement and the Intercompany Demand Note which such Grantor is a party to has been duly authorized by proper corporate proceedings, and each of this Intercompany Agreement and the Intercompany Demand Note which such Grantor is a party to constitutes a legal, valid and binding obligation of such Grantor and this Intercompany Agreement creates a security interest which is enforceable against such Grantor in accordance with its terms in respect of all now owned and hereafter acquired Collateral pledged by such Grantor, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.


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              3.3 Conflicting Laws and Contracts. Except as provided in Section
5.3 of the Credit Agreement, neither the execution and delivery by such Grantor of this Intercompany Agreement or the Intercompany Demand Note which such Grantor is a party to, nor the creation and perfection of the security interest in the Collateral granted by such Grantor hereunder, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor or such Grantor's certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement, except any violation or default which would not have a material adverse effect on the business, financial condition or operations of such Grantor. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Intercompany Agreement or the Intercompany Demand Note which such Grantor is a party to or the grant of the security interest in the Collateral pursuant hereto, other than the filing, within the period established by applicable law, of this Intercompany Agreement with the FCC and except as otherwise provided in Section
5.3 of the Credit Agreement.

              3.4 Principal Location. Such Grantor's mailing address and the location of its chief executive office and the books and records relating to the Receivables pledged by such Grantor are disclosed in Exhibit


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"A" hereto; such Grantor has no other places of business except those set forth in Exhibit "A" hereto.

              3.5 Property Locations. The Inventory and Equipment and Fixtures pledged by such Grantor are located solely at the locations described in Exhibit "A" hereto and have not, within the four months preceding the date of this Intercompany Agreement, been located at any other locations. None of said locations are leased by such Grantor as lessee except those designated in Part B of Exhibit "A" hereto.

              3.6 No Other Names. Except as set forth on Exhibit "A" hereto, such Grantor has not conducted business under any name except the name in which it has executed this Intercompany Agreement.

              3.7 No Default. No Default, Unmatured Default or L/C Default exists.

              3.8 Receivables. The names of the obligors, amounts owing, due dates and other information with respect to the Receivables pledged by such Grantor are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Company by such Grantor from time to time upon a request therefor.

              3.9 Filing Requirements. None of the Equipment pledged by such Grantor (other than vehicles) is covered by any certificate of title. No security interests or liens have been filed in respect of any of the Collateral under any federal statute (other than filings with the United States Patent and Trademark Office with respect to federally registered patents and trademarks). The legal description and street address of those properties designated by the Company on which any Fixtures pledged by such Grantor are located are set forth in


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Exhibit "B" hereto together with the name and address of the record owner of each such property. Upon (a) filing financing statements naming each Grantor as "debtor" and the Company as "secured party" and describing the Collateral in the filing offices set forth for each such Grantor on Exhibit "E" hereto and (b) the Instruments listed on Exhibit D which constitute Collateral having been delivered to the Company, the security interests in the Collateral (other than (i) motor vehicles, (ii) assets of Georgia Network Equipment, Inc., (iii) Deposit Accounts, (iv) federally registered patents and trademarks to the extent a filing with the United States Patent and Trademark Office is required to perfect a security interest therein, (v) fixtures on real property owned or leased by the Company or any Subsidiary which is not subject to a Mortgage and
(vi) the promissory notes listed in Section 6.15(f)(iii) and (iv) of the Credit Agreement) granted to the Company hereunder will constitute perfected security interests therein superior and prior to all Liens (other than Liens permitted by Section 6.17 of the Credit Agreement).

              3.10 No Financing Statements. No financing statement describing all or any portion of the Collateral pledged by such Grantor which has not lapsed or been terminated naming such Grantor as debtor has been filed in any jurisdiction except financing statements (a) naming the Company or the Agent as secured party, (b) covering Liens permitted by Section 6.17 of the Credit Agreement and (c) as described in Exhibit "C" hereto.

              3.11 Pledged Securities. Exhibit "D" hereto sets forth a complete and accurate list of the Instruments, if any, delivered by such Grantor to the Company. Such Grantor is the direct and beneficial owner of each share of stock, if any, listed in Exhibit "D" annexed hereto as being owned by it. Such Grantor further represents and warrants that all of such shares of stock have been duly and validly issued, are fully paid and non-


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assessable and are owned by such Grantor free and clear of any Liens, except for the security interest granted to the Company hereunder and Liens permitted by
Section 6.17 of the Credit Agreement.

4.     COVENANTS.

              From the date of this Intercompany Agreement, and thereafter until this Intercompany Agreement is terminated:

              4.1 General.

                      4.1.1 Inspection. Each Grantor will permit the Company, by its representatives and agents, to inspect the Collateral pledged by such Grantor, to examine and make copies (other than records subject to third-party confidentiality arrangements or confidential information relating to such Grantor's relationship with third parties) of the records of such Grantor relating thereto, and to discuss such Collateral and the records of such Grantor with respect thereto with, and to be advised as to the same by, such Grantor's officers and employees and, after the occurrence and during the continuance of any Default, Unmatured Default or L/C Default, with any person or entity which is or may be obligated on any Receivable pledged by such Grantor, all at such reasonable times and intervals as the Company may determine, all at such Grantor's expense.

                      4.1.2 Taxes. Each Grantor will pay, before they become delinquent, all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists other than Liens permitted by Section 6.17 of the Credit Agreement.


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                      4.1.3 Records and Reports. Each Grantor will maintain
complete and accurate books and records with respect to the Collateral pledged by such Grantor, and furnish to the Company, such reports relating to such Collateral as the Company shall from time to time reasonably request.

                      4.1.4 Notice of Default. Each Grantor will give prompt notice in writing to the Company of the occurrence of any Default, Unmatured Default or L/C Default and of any other development (other than the issuance or adoption of any new federal, state or local statute, regulation or ordinance or any other development affecting the broadcasting industry generally), financial or otherwise, which is reasonably likely to materially adversely affect a substantial portion of the Collateral or the ability of such Grantor to pay or perform its obligations hereunder or under the Intercompany Demand Note to which it is a party.

                      4.1.5 Financing Statements and Other Actions. Each Grantor will deliver to the Company copies of any and all financing statements and other documents (and, if so requested by the Company, use its best efforts to obtain landlord waivers) and take such further actions from time to time reasonably requested by the Company in order to establish and maintain a first (subject to the Subsidiary Security Agreement and any Subsidiary Pledge Agreement) perfected security interest in the Collateral pledged by such Grantor or to otherwise obtain the full benefits of this Intercompany Agreement. In addition, without limiting the generality of the foregoing each Grantor will

                      (a) mark conspicuously each and every writing which individually or which when taken with one or more other writings constitutes Chattel Paper included in the Collateral with a legend, in form and substance


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satisfactory to the Agent, indicating the interest of the Agent therein;

                      (b) after the occurrence and during the continuance of a Default or a L/C Default, mark conspicuously each document included in the Receivables and, at the request of the Company, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Company, indicating that such document or Collateral is subject to the security interest granted hereby; and

                      (c) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Company may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Company hereby.

                      4.1.6 Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Collateral, except as permitted by Section
6.13 of the Credit Agreement.

                      4.1.7 Liens. No Grantor will create, incur, or suffer to exist any Lien except the security interest created by this Intercompany Agreement and Liens permitted by Section 6.17 of the Credit Agreement. Each Grantor agrees to warrant and defend title to and ownership of the Collateral pledged by such Grantor and the lien created by this Intercompany Agreement against the claims of all Persons and maintain and preserve such lien at all times during the term of this Intercompany Agreement.

                      4.1.8 Change in Location or Name. No Grantor will (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Collat-


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eral disposed of as permitted by Section 4.1.6) at a location other than a location of such Grantor specified in Exhibit "A" hereto or any jurisdiction in the United States in which a financing statement or similar evidence of a security interest under applicable law has been filed against such Grantor as debtor by the Company as secured party (ii) maintain records relating to the Receivables at a location other than at the location of such Grantor specified on Exhibit "A", (iii) maintain a place of business at a location other than a location of such Grantor specified on Exhibit "A" hereto, (iv) change its name, or (v) change its mailing address, unless such Grantor shall have given the Company not less than 30 days' prior written notice thereof.

                      4.1.9 Other Financing Statements. No Grantor will sign or authorize the signing on its behalf of any financing statement naming it as debtor covering all or any portion of the Collateral, except financing statements (a) naming the Company as secured party, (b) covering Liens permitted by Section 6.17 of the Credit Agreement and (c) as described in Exhibit "C" hereto.

              4.2 Receivables.

                      4.2.1 Certain Agreements on Receivables. No Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, so long as no Default or L/C Default has occurred and is continuing, each Grantor may reduce the amount of Accounts pledged by such Grantor in accordance with its present policies and in the ordinary course of business.

                      4.2.2 Collection of Receivables. Except as otherwise provided in this Intercompany Agreement or the Credit Agreement, each Grantor will collect and enforce, at such Grantor's sole expense, all amounts due


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or hereafter due to such Grantor under the Receivables pledged by such Grantor.

                      4.2.3 Delivery of Invoices. Each Grantor will deliver to the Company immediately upon its request while a Default or a L/C Default exists duplicate invoices with respect to each Account pledged by such Grantor bearing such language of assignment as the Company shall specify.

                      4.2.4 Disclosure of Counterclaims on Receivables. If any discount, credit, agreement to make a rebate or to otherwise reduce the amount owing on a Receivable in excess of $50,000 exists or if, to the knowledge of any Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, the Grantor who pledged such Receivable will disclose such fact to the Company in writing in connection with the inspection by the Company of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Company relating to such Receivable.

              4.3 Inventory and Equipment.

                      4.3.1 Maintenance of Goods. Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment pledged by such Grantor in good repair and working and saleable condition, except for obsolete Equipment no longer used or useful in such Grantor's business.

                      4.3.2 Insurance. Each Grantor will (i) maintain fire and extended coverage insurance on the Inventory and Equipment pledged by such Grantor containing a lender's loss payable clause in favor of the Agent and providing that said insurance will not be terminated except after at least 30 days' written notice from the


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insurance company to the Agent, (ii) maintain such other insurance on such
Inventory and Equipment for the benefit of the Company as is consistent with sound practice in the broadcasting industry and (iii) furnish to the Company upon the request of the Company from time to time the originals of all policies of insurance on such Inventory and Equipment and certificates with respect to such insurance.

              4.4 Instruments and Pledged Deposits; Delivery of Pledged Collateral. Each Grantor will (i) deliver to the Company immediately upon the execution of this Intercompany Agreement, the originals of all Instruments included in the Collateral pledged by such Grantor (other than, so long as no Default or L/C Default has occurred and is continuing, Proceeds of Inventory and Receivables collected in the ordinary course of business) which are evidenced by certificates, endorsed in blank, marked with such legends and assigned as the Company shall specify, and (ii) hold in trust for the Company upon receipt and immediately thereafter deliver to the Company any Instrument evidencing or constituting Collateral pledged by such Grantor (except, so long as no Default or L/C Default or L/C Default has occurred and is continuing, ordinary cash dividends paid with respect to the Instruments which are stock and the Stock Rights related thereto and Proceeds of Inventory and Receivables collected in the ordinary course of business).

              4.5 Uncertificated Securities. Each Grantor will permit the Company from time to time to cause the appropriate issuers of uncertificated securities constituting Instruments pledged by such Grantor to mark their books and records with the numbers and face amounts of all uncertificated securities constituting Instruments and all rollovers and replacements therefor to reflect the Lien of the Company granted pursuant to this Intercompany Agreement.


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              4.6 Stock.

                      4.6.1 Changes in Capital Structure of Issuers. No Grantor will (i) permit or suffer any issuer of corporate securities constituting Collateral which issuer is controlled by such Grantor to dissolve, liquidate, retire any of its capital stock, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments in favor of any of the foregoing.

                      4.6.2 Stock Rights. Each Grantor will deliver to the Company, promptly upon receipt, all Stock Rights pledged by such Grantor (other than, so long as no Default or L/C Default has occurred and is continuing, ordinary cash dividends received with respect to the Instruments which are stock) and agrees that such Stock Rights shall be held in trust by such Grantor for the Company until delivery thereof to the Company.

                      4.6.3 Registration of Instruments. Each Grantor will permit any registerable Collateral pledged by such Grantor to be registered in the name of the Company or its nominee at any time a Default or L/C Default exists at the option of the Company.

                      4.6.4 Exercise of Rights in Instruments. Each Grantor will permit the Company or its nominee at any time a Default or L/C Default exists, without notice but subject to compliance with applicable law and subject to
Section 8.18 hereof, to exercise all voting and corporate rights relating to the Collateral pledged by such Grantor, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any shares of the stock pledged by such Grantor as Collateral and the Stock Rights as if it were the absolute owner thereof.


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              4.7 Federal Claims; Notice to Company. If at any time from time to time the Company directs the Grantors to begin doing so, each Grantor will promptly notify the Company of any Collateral pledged by such Grantor which constitutes a claim against the United States government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal law.

5.     DEFAULT.

              5.1 Default shall mean "Default" as defined in the Credit Agreement, and "L/C Default" shall mean a default under any of the Citicasters L/C Documents.

              5.2 Acceleration and Remedies. If any Default described in Section
7.6 or 7.7 of the Credit Agreement shall occur and be continuing with respect to the Company, the Secured Obligations shall immediately become due and payable without any election or action on the part of the Company, the Agent, any Co-Agent, any Bank, any L/C Provider or any Interest Rate Provider. If any other Default shall occur and be continuing, the Required Banks may declare the Secured Obligations to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Grantor hereby expressly waives. If any L/C Default shall occur and be continuing, subject to any intercreditor agreement in effect from time to time, the L/C Providers may declare the Secured Obligations to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Grantor hereby expressly waives.

              In such event, the Company may, subject to section 8.18:

                      5.2.1 Obligations That May Be Accelerated. Exercise any or all of the rights and remedies provided (i) in this Intercompany Agreement, (ii) to a


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secured party when a debtor is in default under a security agreement by the
Uniform Commercial Code as enacted in the State of Illinois or other applicable jurisdiction, as amended, and (iii) by any other applicable law including, without limitation, any law governing the exercise of a bank's rights of setoff or bankers' lien; and

                      5.2.2 Contingent Obligations. With respect to Secured Obligations which are contingent and cannot be accelerated by their nature, the Company may require the Grantors (or any of them) to deposit cash or other acceptable collateral in an amount sufficient to cover principal and interest which will have accrued by the maturity date on said Secured Obligations to be held as security for said Secured Obligations in the special collateral account referred to in Section 7.

              5.3 Grantors' Obligations upon Default. Upon the request of the Company after the occurrence and during the continuance of a Default or a L/C Default, each Grantor will, subject to Section 8.18:

                      5.3.1 Assembly of Collateral. Assemble and make available to the Company the Collateral pledged by such Grantor and all records relating thereto at any place or places reasonably specified by the Company.

                      5.3.2 Company Access. Permit the Company, by the Company's representatives and agents, to enter any premises where all or any part of the Collateral pledged by such Grantor, or the books and records relating thereto, or both, are located, to take possession of all or any part of such Collateral and to remove all or any part of such Collateral.

6.     WAIVERS, AMENDMENTS AND REMEDIES.

              No delay or omission of the Company to exercise any right or remedy granted under this Intercompany


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Agreement shall impair such right or remedy or be construed to be a waiver of any Default, or a L/C Default, or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude other or further exercise thereof or the exercise of any other right or remedy, and no waiver, amendment or other variation of the terms, conditions or provisions of this Intercompany Agreement whatsoever shall be valid unless in writing signed by the Company and its assignee (if any), and then only to the extent in such writing specifically set forth; provided, however, that any amendment purporting to release all or any portion of the Collateral shall be valid only if signed by the Company and its assignee (if any). All rights and remedies contained in this Intercompany Agreement or by law afforded shall be cumulative and shall be available to the Company until the Secured Obligations have been paid in full and the Credit Agreement has terminated.

7.     PROCEEDS; COLLECTION OF RECEIVABLES.

              7.1 Collection of Receivables. At the request of the Company at any time after the occurrence and during the continuance of a Default or a L/C Default, the Grantors shall execute and deliver to the Company the Agent's standard form irrevocable lockbox agreements. In addition, the Company may at any time after the occurrence and during the continuance of a Default or a L/C Default, by giving all or any of the Grantors written notice, elect to require that any or all of the Receivables be paid directly to the Company. In such event, the Grantor or Grantors pledging such Receivables shall, and shall permit the Company to, promptly notify the account debtors or obligors under the Receivables of the Company's interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Company. Upon receipt of any such notice from the Company, the Grantor or Grantors shall thereafter hold sepa-rate and apart from the Grantor's own funds of property and in trust for the Company all amounts and proceeds received by them with respect to such Receivables and other Collateral and immediately and at all times thereafter deliver to the Company all such amounts and proceeds in the same form as so received, whether by cash, check, draft, chattel paper, other instruments or writings for the payment of money, or otherwise, with any necessary endorsements so that such items may be collected by the Company. The Company shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

              7.2 Agreements of the Undersigned. The Company is authorized to endorse, in the name of any of the Grantors, any item, howsoever received by the Company, representing any payment on or other proceeds of any of the Collateral.

              Each of the Grantors will (i) upon request of the Company, execute such Uniform Commercial Code financing statements and other documents and do such other acts and things, all as the Company may from time to time reasonably request to establish and maintain a valid, perfected security interest in the Collateral to secure the performance and payment of each Grantor's Secured Obligations; (ii) furnish the Company such information as the Company may from time to time reasonably request; (iii) upon request of the Company, stamp on its records concerning the Collateral (and/or enter in its computer records concerning the Collateral) and add on all Chattel Paper constituting a portion of the Collateral a notation, in form reasonably satisfactory to the Company, of the security interest of the Company hereunder; (iv) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by certificates of title, the security interest of the Company in the Equipment covered thereby; and (v) furnish to the Company, as soon as possible from time to time of any change in the address of its location (as disclosed in Exhibit "A" hereto) or in its name, notice in writing of such change.

              7.3 Special Collateral Account. The Company may at any time after the occurrence and during the continuance of a Default or a L/C Default require all cash proceeds of the Collateral received by any Grantor to be deposited in a special non-interest bearing cash collateral account of Company's choosing to be held there as security for such Grantor's Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. The Company may from time to time (a) deposit the collected balances in said cash collateral account into the general operating account of any Grantor with the Company or
(b) apply the collected balances in said cash collateral account to the payment of such Grantor's Secured Obligations whether or not such Grantor's Secured Obligations shall then be due.

              7.4 Application of Proceeds. The proceeds of the Collateral shall be applied by the Company to payment of each Grantor's Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

                      (a) FIRST, to payment of all reasonable costs and expenses of the Company incurred in connection with the collection and enforcement of the Grantor's Secured Obligations or of the security interest granted to the Company pursuant to this Intercompany Agreement;

                      (b) SECOND, to payment of that portion of the Grantor's Secured Obligations constituting accrued and unpaid interest;

                      (c) THIRD, to payment of the principal of the Grantor's Secured Obligations; and

                      (d) FOURTH, the balance, if any, after all of the Grantor's Secured Obligations have been satisfied, shall be paid over by the Company to such Grantor.

8.     GENERAL PROVISIONS.

              8.1 Notice of Disposition of Collateral, etc. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to a Grantor, addressed as set forth in Section 9, at least 10 days prior to any such public sale or the time after which any such private sale or other disposition may be made. In addition, each Grantor waives, to the extent permitted by applicable law, (i) with respect to the Secured Obligations, presentment and demand for payment, protest, notice of protest and non-payment and (ii) all rights of marshalling in respect of any and all of the Collateral.

              8.2 Compromises and Collection of Collateral. Each Grantor and the Company recognizes that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Company may at any time and from time to time, if a Default or a L/C Default has occurred and is continuing, compromise with the obligor on any Receivable pledged by such Grantor, accept in full payment of any such Receivable such amount as the Company in its reasonable discretion shall determine or abandon any such Receivable, and any such action by the Company shall be commercially reasonable so long as the Company acts in good faith based on information known to it at the time it takes any such action.

              8.3 Secured Party Performance of Each Grantor's Obligations. Without having any obligation to do so, the Company may perform or pay any obligation in this Intercompany Agreement which any Grantor has agreed to perform or pay but which it has failed to so perform or pay in a timely manner after a request therefor from the Company and each Grantor shall reimburse the Company for any amounts paid by the Company pursuant to this Section 8.3. Each Grantor's obligation to reimburse the Company pursuant to the preceding sentence shall be a Secured Obligation of such Grantor payable on demand.

              8.4 Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Company at any time and from time to time in the sole discretion of the Company and irrevocably appoints the Company as its attorney in fact to act on behalf of such Grantor (i) any time (if such Grantor has failed to do so promptly upon a request therefor) (a) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Company's sole discretion to perfect and to maintain the perfection and priority of the Company's security interest in the Collateral pledged by such Grantor, and (b) to file a carbon, photographic or other reproduction of this Intercompany Agreement or any financing statement with respect to the Collateral pledged by such Grantor as a financing statement in such offices as the Company in its sole discretion deems necessary or desirable to perfect and maintain the perfection and priority of the Company's security interest in such Collateral and (ii) at any time after the occurrence and during the continuance of a Default or a L/C Default (a) to endorse and collect any cash proceeds of the Collateral, (b) subject to the terms of Section 4.1.6, to enforce payment of the Receivables pledged by such Grantor in the name of the Company or such Grantor, and (c) to apply the proceeds of any Collateral pledged by such Grantor received by the Company to the Secured Obligations of such Grantor as provided in Section 7. Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

              8.5 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.6, 4.4, 5.3, 7 and 8.7 will cause irreparable injury to the Company, that the Company has no adequate remedy at law in respect to such breaches and therefore agrees, without limiting the right of the Company to seek and obtain specific performance of other obligations of such Grantor contained in this Intercompany Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against such Grantor.

              8.6 Use and Possession of Certain Premises. Subject to the provisions of Section 8.18, upon the occurrence and during the continuance of a Default or a L/C Default, the Company shall be entitled to occupy and use any premises owned or leased by any Grantor where any of the Collateral pledged by such Grantor or any records relating to such Collateral are located until the Secured Obligations of such Grantor are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay such Grantor for such use and occupancy.

              8.7 Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.6 and notwithstanding any course of dealing between any Grantor and the Company or other conduct of the Company, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.6) shall be binding upon the Company unless such authorization is in writing signed by the Company.

              8.8 Definition of Certain Terms. Terms defined in the Illinois Commercial Code which are not otherwise defined in this Intercompany Agreement are used in this Intercompany Agreement as defined in the Illinois Commercial Code as in effect on the date hereof.

              8.9 Benefit of Agreement. The terms and provisions of this Intercompany Agreement shall be binding upon and inure to the benefit of each of the Grantors and the Company and their respective successors and assigns, except that no Grantor shall have the right to assign its rights under this Intercompany Agreement or any interest herein, without the prior written consent of the Company.

              8.10 Survival of Representations. All representations and warranties of the Grantors contained in this Intercompany Agreement shall survive the execution and delivery of this Intercompany Agreement.

              8.11 Taxes and Expenses. Any taxes (excluding taxes on the overall net income of the Company) payable or ruled payable by Federal or State authority in respect of this Intercompany Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Company for any and all reasonable out-of-pocket expenses and internal charges customarily charged by the Company (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Company) paid or incurred by the Company in connection with the preparation execution, delivery, administration, collection and enforcement of this Intercompany Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).

              8.12 Headings. The title of and section headings in this Intercompany Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Intercompany Agreement.

              8.13 Termination. This Intercompany Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations or commitments therefor outstanding) until (i) the Grantors have received written notice of its termination from the Company or its agents or the Liens in favor of the Company have been released, (ii) no Secured Obligations or commitments of the Company which would give rise to any Secured Obligation shall be outstanding and (iii) the Credit Agreement has terminated.

              8.14 Entire Agreement. This Intercompany Agreement embodies the entire agreement and understanding between each of the Grantors and the Company relating to the Collateral and supersedes all prior agreements and understandings between each of the Grantors and the Company relating to the Collateral.

              8.15 CHOICE OF LAW; CONSENT TO JURISDICTION. THIS INTERCOMPANY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY AGREEMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.

              8.16 Distribution of Reports. Each Grantor authorizes the Company, as the Company may elect in its sole discretion, to discuss with and furnish to the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers or to any other person or entity having an interest in the Secured Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to such Grantor whether such information was provided by such Grantor or prepared or obtained by the Company provided that such other person or entity agrees to hold such information in confidence except for disclosure: (i) to legal counsel, accountants and other professional advisors to such purchasers,
(ii) to regulatory officials, (iii) as required by law, regulation or legal process or (iv) in connection with any legal proceeding to which such person or entity is a party. Neither the Company nor any of its employees, officers, directors or agents makes any representations or warranty regarding any audit reports or other analyses of any Grantor's condition which the Company may in is sole discretion prepare to elect to distribute, nor shall the Company or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

              8.17 Indemnity. Each Grantor hereby agrees to assume liability for, and does hereby agree to indemnify and keep harmless the Company and its respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature, imposed on, incurred by or asserted against the Company or its respective successors, assigns, agents and employees, in any way relating to or arising out of this Intercompany Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any

Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Company or any Grantor, and any claim or patent, trademark or copyright infringement), excluding any such losses, claims, damages, penalties, judgments, liabilities, costs or expenses which result from the gross negligence or willful misconduct of the Company or which result solely from actions of the Company taken in exercising the remedies permitted hereunder after the occurrence of a Default or a L/C Default.

              8.18 Control; Limitation of Rights.

                      (a) Notwithstanding anything herein to the contrary, except for the grant of a security interest hereunder to the extent permitted by law, this Intercompany Agreement and the transactions contemplated hereby do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any license at any time issued by the FCC to any Grantor ("License"), or the transfer of control of any Grantor within the meaning of Section 310 of the Communications Act of 1934, as amended.

                      (b) Notwithstanding any other provision of this Intercompany Agreement, any foreclosure on, sale, transfer, or other disposition of, or the exercise of any right to vote or consent with respect to, any of the Collateral as provided herein or any other action taken or proposed to be taken by the Company, the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers hereunder which would affect the operational, voting, or other control of any Grantor, shall be pursuant to Section 310 of the Communications Act of 1934, as amended, to any applicable state laws and to the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior approval of the FCC.

                      (c) Subject to Section 8.18(e), if a Default or a L/C Default shall have occurred and be continuing, each Grantor shall take any action which the Company may reasonably request in order to transfer and assign to the Company or to such one or more third parties as the Company may designate, or to a combination of the foregoing, each License. To enforce the provisions of this Section 8.18 the Company is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of each such License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Each Grantor hereby agrees to authorize such an involuntary transfer of control upon the request of the receiver so appointed and, if any Grantor shall refuse to authorize the transfer, such Grantor's approval may be required by the court. Upon the occurrence and continuance of a Default or a L/C Default, each Grantor shall further use its best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated by this Intercompany Agreement including, without limitation, the preparation, execution and filing with the FCC of the assignor's or transferor's portion of any application or applications for consent to the assignment of any License or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any License.

                      (d) Each Grantor acknowledges that the assignment or transfer of each License is integral to the Company's realization of the value of the Collateral, that there is no adequate remedy at law for failure by such Grantor to comply with the provisions of this Section 8.18 and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Section 8.18 may be specifically enforced.

                      (e) Notwithstanding anything to the contrary contained in this Intercompany Agreement the Company shall not, without first obtaining the approval of the FCC, take any action pursuant to this Intercompany Agreement which would constitute or result in any assignment of a License or any change of control of any License or any Grantor if such assignment or change in control would require, under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC.

              8.19 Insurance Proceeds. Subject to the limitations set forth in
Section 6.18 of the Credit Agreement, so long as no Default or L/C Default has occurred and is continuing or is reasonably anticipated to occur, insurance proceeds received in respect of Inventory, Equipment and Fixtures shall be remitted to the Grantor pledging such Collateral by the Company, provided that such proceeds are used to rebuild, repair or restore such Inventory, Equipment or Fixtures to a condition at least as good as its former condition or to replace such Inventory, Equipment or Fixture with like property of at least equal value.

              8.20 Grantors Remain Liable. Anything herein to the contrary notwithstanding,

                      (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Intercompany Agreement had not been executed,

                      (b) the exercise by the Company of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

                      (c) the Company shall not have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Intercompany Agreement, nor shall the Company be obligated to perform any of the obligations or collect or enforce any claim for payment assigned hereunder.

9.     NOTICES; COUNTERPARTS; ETC.

              9.1 Sending Notices. Any notice required or permitted to be given under this Intercompany Agreement shall be in writing and may be, and shall be deemed given, if mailed, three days after the date when deposited in the United States mail, postage prepaid, or if by telegraph or telex, when delivered to the appropriate office for transmission, charges prepaid, or if by personal delivery or by telecopy, when received, addressed to each Grantor at the address set forth on Exhibit "A" hereto as its chief executive office (with a copy to Sheli
J. Rosenberg, Esq., Rosenberg & Liebentritt, 2 North Riverside Plaza, Suite 600, Chicago, Illinois 60606, provided, however, that the failure to provide any such copy shall not affect the validity or sufficiency of any such notice) and to the Company at the address indicated below its signature hereto.

              9.2 Change in Address for Notices. Each Grantor and the Company may change the address for service of notice upon it by a notice in writing to the other parties.

              9.3 Counterparts. This Intercompany Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Intercompany Agreement by signing any such counterpart. This Inter-company Agreement shall be effective when it has been executed by each Grantor and the Company.

              9.4 Loan Document. This Intercompany Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

              9.5 Amendments, etc. No amendment to or waiver of any provision of this Intercompany Agreement, nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

              9.6 Joinder. Any other Person may become a Grantor under and become bound by the terms and provisions hereof by executing and delivering to the Agent a counterpart signature page hereto substantially in the form of Appendix I hereto.

              9.7 WAIVER OF JURY TRIAL. THE COMPANY AND EACH GRANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INTERCOMPANY AGREEMENT. EACH GRANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE CO-AGENTS, THE BANKS, ANY L/C PROVIDERS AND ANY INTEREST RATE PROVIDERS ENTERING INTO THE CREDIT AGREEMENT, THE CITICASTERS L/C DOCUMENTS AND ANY RATE HEDGING AGREEMENTS, RESPECTIVELY.

              IN WITNESS WHEREOF, the undersigned have executed this Intercompany Agreement as of the date first above written.

                                     DEBTORS

                                     GEORGIA NETWORK EQUIPMENT, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     JACOR BROADCASTING OF FLORIDA, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     JACOR BROADCASTING OF ATLANTA INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:

                                     JACOR BROADCASTING OF KNOXVILLE, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     JACOR BROADCASTING OF COLORADO, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     JACOR BROADCASTING OF TAMPA BAY, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     JACOR CABLE, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:

                                     JACOR BROADCASTING CORPORATION

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     BROADCAST FINANCE, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     CHESAPEAKE SECURITIES, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:


                                     OIA BROADCASTING L.L.C.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:

                                     JACOR BROADCASTING OF ST. LOUIS, INC.

Address:

1300 PNC Center
210 East Fifth Street                By:
Cincinnati, Ohio  45202                 ----------------------------------------
                                       Title:

                                  SECURED PARTY

Address:

Jacor Communications, Inc.
1300 PNC Center
210 East Fifth Street
Cincinnati, Ohio  45202

                                          By:
                                             -----------------------------------
                                            Title:
                                                  ------------------------------

                                            Appendix I to Intercompany Agreement


                     [Form of Counterpart Signature Page to
                             Intercompany Agreement]

              By signing below, [each of] the undersigned becomes a Grantor under the Intercompany Agreement dated as of February ___, 1996, to which this signature page is attached and is made a part, and is bound by the terms thereof.

                                                  [Grantor]

Date:
     -------------------------          By:
                                           -------------------------------------
                                                Name:
                                                Title:



                                                  [Grantor]

Date:
     -------------------------          By:
                                           -------------------------------------
                                                Name:
                                                Title: